EXHIBIT 99.1

PRESS RELEASE

DATE:	August 17, 2004

CONTACTS:

	Joseph M. Russo Vice President Marketing and Investor Relations Alliance Bank, N.A. 315-475-6710	Kathleen Rizzo Young First Vice President Public Affairs HSBC Bank USA, N.A. 716-841-5003

ALLIANCE BANK, N.A. TO ACQUIRE PORTION OF HSBC’S TRUST BUSINESS

SYRACUSE, NY, August 17, 2004 — Alliance Bank, N.A., a wholly owned subsidiary of Alliance Financial Corporation (NASDAQ: ALNC) headquartered in Syracuse, NY, will acquire a portion of the personal trust business of HSBC Bank USA, N.A., based in Delaware. The terms of the deal were not disclosed.

          The acquisition, which is pending regulatory approval as well as approval by the New York State Supreme Court, is expected to close in December, 2004. Alliance Financial Corporation anticipates that the acquisition will be immediately accretive to earnings upon closing.

          Alliance Financial Corporation Chairman, President and Chief Executive Officer and bank President and CEO Jack H. Webb said, “We are delighted to have the opportunity to acquire a business firmly rooted in upstate New York, where we have been growing our presence.”

          Webb said Alliance Bank will open an office in Buffalo where HSBC’s Trust Administration Center currently services the accounts being acquired. He also stated that Alliance Bank intends to retain the HSBC TAC employees who administer the bulk of these accounts.

          ”This acquisition is a significant step forward in our diversification of revenue and the development of other income sources for our bank,” said Webb.

          For HSBC, the sale reflects a repositioning of its trust business to target other segments of the market.

          ”Alliance’s interest in expanding its trust business coincided with our desire to redefine our strategy to focus on our larger trust accounts,” said Gerard Joyce, Senior Vice President for Personal Trust for HSBC. “We know that our clients will continue to be well-served by Alliance and, since they will be opening an office in Buffalo, our trust administration employees will be able to continue to do the work they enjoy in the community they love.”

          Sandler O’Neill & Partners, L.P. represented Alliance Bank and Berkshire Capital Corporation represented HSBC in the transaction.

          Alliance Bank, N.A. is a nearly $860 million community bank with 20 branches in the Cortland, Madison, Oneida and Onondaga county markets. Its headquarters is in Syracuse, NY.

          HSBC Bank USA, N.A., with its main office in Delaware, has nearly 400 branches in New York State, as well as 11 branches in Florida, six in California, and one branch each in Pennsylvania, Washington, Oregon and Panama.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; and (9) other factors detailed from time to time in the Company’s SEC filings.